Exhibit 99.3

Unaudited pro forma condensed combined financial information

On November 23, 2015, Diebold, Incorporated, which we refer to as "we", the "Company" and "Diebold", a global leader in providing self-service delivery, value-added services and software primarily to the financial services industry, and Wincor Nixdorf AG, or Wincor Nixdorf, a leading provider of information technology, or IT, solutions and services to the financial services and retail industries, announced that the companies had entered into the Business Combination Agreement (as defined herein). Pursuant to the Business Combination Agreement, on February 5, 2016, Diebold made a voluntary public takeover offer to all shareholders of Wincor Nixdorf, which we refer to herein as the takeover offer. Under the terms of the takeover offer, Diebold offered Wincor Nixdorf shareholders €38.98 in cash plus 0.434 Diebold common shares per Wincor Nixdorf ordinary share, which is herein referred to as the takeover offer consideration. The acquisition of Wincor Nixdorf ordinary shares pursuant to the takeover offer is herein referred to as the Acquisition.

On August 15, 2016, Diebold completed the takeover offer and delivered the takeover offer consideration to Wincor Nixdorf shareholders who validly tendered their Wincor Nixdorf ordinary shares in the takeover offer. In connection with the closing of the takeover offer, Diebold issued 9,928,514 of new Diebold common shares, or the New Shares. At the closing, Diebold acquired (through Diebold Holding Germany Inc. & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and a wholly owned subsidiary of Diebold), 22,876,760 Wincor Nixdorf ordinary shares, representing 69.15 percent of the total number of all issued Wincor Nixdorf ordinary shares inclusive of treasury shares (76.7 percent of all Wincor Nixdorf ordinary shares outstanding) in exchange for an aggregate takeover offer consideration of approximately $1,275.2 million, consisting of (1) €891.7 million in cash and (2) the New Shares (representing €49.94 or $55.74 per Wincor Nixdorf ordinary share, based on the closing price of Diebold common shares as of August 12, 2016 of $28.17), valuing Wincor Nixdorf at approximately €1.6 billion (approximately $1.8 billion based on an exchange rate of $1.1161 per euro).

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition of Wincor Nixdorf by Diebold and certain other adjustments listed below through the takeover offer.

The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Diebold and Wincor Nixdorf, and should be read in conjunction with (1) the accompanying notes to the unaudited pro forma condensed combined financial information, (2) the unaudited consolidated financial statements as of June 30, 2016 and for the six-month period ended June 30, 2016 and notes thereto of Diebold included in Diebold’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on July 28, 2016 and incorporated herein by reference, (3) the audited consolidated financial statements for the fiscal year ended December 31, 2015 and notes thereto included in Diebold’s annual report on Form 10-K filed with the SEC on February 2, 2016, portions of which (including Part II, Item 8. Financial Statements and Supplementary Data) were recast in the Company’s Current Report on Form 8-K filed with the SEC on September 23, 2016 and incorporated herein by reference, and (4) the audited consolidated financial statements for the fiscal year ended September 30, 2015 and notes thereto of Wincor Nixdorf. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 and the unaudited condensed combined statements of operations for the six-month period ended June 30, 2016 include financial information derived from Wincor Nixdorf’s historical unaudited consolidated financial statements as of March 31, 2016 and for the six-month period ended March 31, 2016 and notes thereto.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and six-month period ended June 30, 2016, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Diebold and Wincor Nixdorf as of June 30, 2016 and March 31, 2016, respectively, and gives effect to the Acquisition as if it occurred on June 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the historical results of Diebold and Wincor Nixdorf for the years ended December 31, 2015 and September 30, 2015, respectively, and gives effect to the Acquisition as if it occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2016 combines the historical results of Diebold and Wincor Nixdorf for the six-month period ended June 30, 2016 and March 31, 2016, respectively, and gives effect to the Acquisition as if it occurred on January 1, 2015. The historical financial information has been adjusted to give effect to pro forma adjustments that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited condensed combined statements of operations, expected to have a continuing impact on the combined entity’s consolidated results.

The Acquisition of Wincor Nixdorf by Diebold is accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations,” or ASC 805, with Diebold representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to the Acquisition adjustments, which include:

•
adjustments to reconcile Wincor Nixdorf’s historical audited financial statements prepared in accordance with International Financial Reporting Standards (IFRS) to Generally Accepted Accounting Principles (GAAP) and conversion from euros to U.S. dollars;

•
application of the acquisition method of accounting in connection with the Acquisition to reflect aggregate offer consideration of $1.3 billion in exchange for 76.7 percent of all outstanding Wincor Nixdorf ordinary shares;

•	adjustments to reflect financing arrangements entered into in connection with the Acquisition; and

•	transaction costs in connection with the Acquisition.

The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statement of operations does not include the impact of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the Acquisition occurred as of the dates indicated or what financial position or results would be for any future periods.

 Diebold, Incorporated and subsidiaries
Unaudited pro forma condensed combined balance sheet
As of June 30, 2016
(in millions)

	Historical
	Diebold (June 30, 2016)	Wincor Nixdorf (March 31, 2016) (IFRS) (see note 3)	Wincor Nixdorf U.S. GAAP adjustments	(Note)	Wincor Nixdorf (U.S. GAAP)	Purchase accounting adjustments	(Note)	Financing adjustments	(Note)	Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$335.5	$73.4	$—		$73.4	$—		$986.7	7(j), (k)	$1,395.6
Restricted cash	1,823.0	—	—		—	(995.4)	7(a)	(827.6)	7(k)	—
Short-term investments	26.6	—	—		—	—		—		26.6
Trade receivables, net	520.1	527.2	—		527.2	(0.2)	7(b)	—		1,047.1
Inventories	430.8	436.0	—		436.0	64.4	7(c)	—		931.2
Deferred income taxes	116.5	—	32.3	5(b), (d)	32.3	—		—		148.8
Prepaid expenses	22.4	—	—		—	—		—		22.4
Prepaid income taxes	34.7	17.4	—		17.4	—		—		52.1
Other current assets	148.6	99.6	13.3	5(d)	112.9	—		(12.9)	7(l)	248.6
Total current assets	3,458.2	1,153.6	45.6		1,199.2	(931.2)		146.2		3,872.4
Securities and other investments	84.0	4.2	—		4.2	—		—		88.2
Property, plant and equipment, net	166.1	138.9	—		138.9	119.6	7(f)	—		424.6
Goodwill	169.2	381.9	—		381.9	586.8	7(d)	—		1,137.9
Deferred income taxes	60.5	55.9	(44.7)	5(b), (d)	11.2	—		—		71.7
Finance lease receivables	22.7	18.2	—		18.2	—		—		40.9
Other intangible assets	67.9	33.1	(1.0)	5(a)	32.1	787.3	7(e)	—		887.3
Other assets	11.9	5.5	4.3	5(d)	9.8	—		—		21.7
Total other assets, net	582.3	637.7	(41.4)		596.3	1,493.7		—		2,672.3
Total assets	$4,040.5	$1,791.3	$4.2		$1,795.5	$562.5		$146.2		$6,544.7

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$39.0	$77.6	$—		$77.6	$—		$(10.3)	7(j)	$106.3
Accounts payable	261.1	375.9	—		375.9	(0.2)	7(b)	—		636.8
Deferred revenue	217.6	225.7	—		225.7	(37.5)	7(g)	—		405.8
Payroll and other benefits liabilities	77.6	136.5	—		136.5	—		—		214.1
Other current liabilities	322.7	230.7	(42.0)	5(b), (d)	188.7	—		—		511.4
Total current liabilities	918.0	1,046.4	(42.0)		1,004.4	(37.7)		(10.3)		1,874.4
Long-term debt	2,274.0	64.5	—		64.5	—		169.4	7(j)	2,507.9
Pensions and other benefits	194.6	98.6	—		98.6	—		—		293.2
Post-retirement and other benefits	19.4	11.8	—		11.8	—		—		31.2
Deferred income taxes	—	32.1	34.8	5(a)-(d)	66.9	270.8	7(h)	—		337.7
Other long-term liabilities	32.5	24.3	(2.5)	5(b), (c)	21.8	—		—		54.3
Commitments and contingencies	—	—	—		—	—		—		—

Equity:
Diebold, Incorporated shareholders’ equity
Preferred shares	—	—	—		—	—		—		—
Common shares	100.0	37.7	—		37.7	(25.3)	7(i)	—		112.4
Additional capital	440.6	—	—		—	267.4	7(i)	—		708.0
Retained earnings	869.3	606.6	13.9	5(a)-(d)	620.5	(620.5)	7(i)	(12.9)	7(j), (l)	856.4
Treasury shares	(562.2)	(197.7)	—		(197.7)	197.7	7(i)	—		(562.2)
Accumulated other comprehensive items, net	(269.4)	58.9	—		58.9	(58.9)	7(i)	—		(269.4)
Total Diebold, Incorporated shareholders’ equity	578.3	505.5	13.9		519.4	(239.6)		(12.9)		845.2
Noncontrolling interests	23.7	8.1	—		8.1	569.0	7(i)	—		600.8
Total equity	602.0	513.6	13.9		527.5	329.4		(12.9)		1,446.0
Total liabilities and equity	$4,040.5	$1,791.3	$4.2		$1,795.5	$562.5		$146.2		$6,544.7
See accompanying notes to unaudited pro forma condensed combined financial information.

Diebold, Incorporated and subsidiaries
Unaudited pro forma condensed combined statement of operations
For the year ended December 31, 2015
(in millions, except per share data)

	Historical
	Diebold (December 31, 2015)	Wincor Nixdorf (September 30, 2015) (IFRS) (see note 3)	Wincor Nixdorf U.S. GAAP adjustments	(Note)	Wincor Nixdorf (U.S. GAAP)	Purchase accounting adjustments	(Note)	Financing adjustments	(Note)	Pro forma
Net sales
Services	$1,394.2	$1,436.8	$—		$1,436.8	$(6.2)	8(a)	$—		$2,824.8
Products	1,025.1	1,351.1	—		1,351.1	(0.3)	8(a)	—		2,375.9
	2,419.3	2,787.9	—		2,787.9	(6.5)		—		5,200.7

Cost of sales
Services	932.8	1,166.1	—		1,166.1	(1.5)	8(a)	—		2,097.4
Products	834.5	1,057.5	(13.2)	5(b), (e), (f)	1,044.3	76.8	8(a)-(d)	—		1,955.6
	1,767.3	2,223.6	(13.2)		2,210.4	75.3		—		4,053.0

Gross profit (loss)	652.0	564.3	13.2		577.5	(81.8)		—		1,147.7

Selling and administrative expense	488.2	392.6	0.2	5(e), (f)	392.8	68.8	8(c), (d), (e)	—		949.8
Research, development and engineering expense	86.9	102.9	4.2	5(a), (e), (f)	107.1	(1.5)	8(c), (d)	—		192.5
Impairment of assets	18.9	—	—		—	—		—		18.9
Gain on sale of assets, net	(0.6)	—	—		—	—		—		(0.6)
	593.4	495.5	4.4		499.9	67.3		—		1,160.6
Operating profit (loss)	58.6	68.8	8.8		77.6	(149.1)		—		(12.9)
Other income (expense)
Investment income	26.0	(2.0)	—		(2.0)	—		—		24.0
Interest expense	(32.5)	(8.3)	1.8	5(c), (e)	(6.5)	—		(115.9)	8(i)	(154.9)
Foreign exchange loss, net	(10.0)	(41.3)	—		(41.3)	—		—		(51.3)
Miscellaneous, net	3.7	—	—		—	—		(7.0)	8(j)	(3.3)
Income (loss) from continuing operations before taxes	45.8	17.2	10.6		27.8	(149.1)		(122.9)		(198.4)
Income tax (benefit) expense	(13.7)	8.2	4.9	5(a), (b)	13.1	(43.3)	8(f)	(35.6)	8(k)	(79.5)
Income (loss) from continuing operations, net of tax	59.5	9.0	5.7		14.7	(105.8)		(87.3)		(118.9)
Income (loss) from continuing operations attributable to noncontrolling interest	1.7	—	—		—	37.2	8(g)	—		38.9
Income (loss) from continuing operations attributable to Diebold, Inc.	$57.8	$9.0	$5.7		$14.7	$(143.0)		$(87.3)		$(157.8)

Basic Weighted Average Shares Outstanding	64.9					9.9	8(h)	—		74.8
Diluted Weighted Average Shares Outstanding	65.6					9.9	8(h)	—		75.5

Basic earnings (loss) per share from continuing operations	$0.89									$(2.11)
Diluted earnings (loss) per share from continuing operations	$0.88									$(2.11)
See accompanying notes to unaudited pro forma condensed combined financial information.

Diebold, Incorporated and subsidiaries
Unaudited pro forma condensed combined statement of operations
For the six-month period ended June 30, 2016
(in millions, except per share data)

	Historical
	Diebold (June 30, 2016)	Wincor Nixdorf (March 31, 2015) (IFRS) (see note 3)	Wincor Nixdorf U.S. GAAP adjustments	(Note)	Wincor Nixdorf (U.S. GAAP)	Purchase accounting adjustments	(Note)	Financing adjustments	(Note)	Pro forma
Net sales
Services	$693.2	$716.7	$—		$716.7	$(23.0)	8(a)	—		$1,386.9
Products	396.4	722.5	—		722.5	—	8(a)	—		1,118.9
	1,089.6	1,439.2	—		1,439.2	(23.0)		—		2,505.8

Cost of sales
Services	463.9	552.8	—		552.8	(17.3)	8(a)	—		999.4
Products	331.8	526.2	1.1	5(b), (e), (f)	527.3	7.6	8(a)-(d)	—		866.7
	795.7	1,079.0	1.1		1,080.1	(9.7)		—		1,866.1

Gross profit	293.9	360.2	(1.1)		359.1	(13.3)		—		639.7

Selling and administrative expense	252.9	211.6	1.1	5(e), (f)	212.7	0.1	8(c), (d), (e)	—		465.7
Research, development and engineering expense	36.1	51.6	—	5(a), (e), (f)	51.6	(1.6)	8(c), (d)	—		86.1
Impairment of assets	—	—	—		—	—		—		—
Gain on sale of assets, net	0.3	—	—		—	—		—		0.3
	289.3	263.2	1.1		264.3	(1.5)		—		552.1
Operating profit (loss)	4.6	97.0	(2.2)		94.8	(11.8)		—		87.6
Other income (expense)
Investment income	11.2	—	—		—	—		—		11.2
Interest expense	(35.8)	(2.8)	0.9	5(c), (e)	(1.9)	—		(56.0)	8(i)	(93.7)
Foreign exchange loss, net	(3.6)	(8.1)	—		(8.1)	—		—		(11.7)
Miscellaneous, net	7.8	11.7	—		11.7	—		(12.9)	8(j)	6.6
Income (loss) from continuing operations before taxes	(15.8)	97.8	(1.3)		96.5	(11.8)		(68.9)		—
Income tax (benefit) expense	(15.7)	28.6	(0.4)	5(a), (b)	28.2	(3.4)	8(f)	(20.0)	8(k)	(10.9)
Income (loss) from continuing operations, net of tax	(0.1)	69.2	(0.9)		68.3	(8.4)		(48.9)		10.9
Income (loss) from continuing operations attributable to noncontrolling interest	1.1	—	—		—	17.8	8(g)	—		18.9
Income (loss) from continuing operations attributable to Diebold, Inc.	$(1.2)	$69.2	$(0.9)		$68.3	$(26.2)		$(48.9)		$(8.0)

Basic Weighted Average Shares Outstanding	65.1					9.9	8(h)	—		75.0
Diluted Weighted Average Shares Outstanding	65.7					9.9	8(h)	—		75.6

Basic earnings (loss) per share from continuing operations	$(0.02)									$(0.11)
Diluted earnings (loss) per share from continuing operations	$(0.02)									$(0.11)
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to unaudited pro forma condensed combined financial information

Note 1-Description of the Acquisition

On November 23, 2015, Diebold, a global leader in providing self-service delivery, value-added services and software primarily to the financial services industry, and Wincor Nixdorf, a leading provider of IT solutions and services to the financial services and retail industries, announced that the companies had entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, on February 5, 2016, Diebold made a voluntary public takeover offer to all shareholders of Wincor Nixdorf. Under the terms of the takeover offer, Diebold offered Wincor Nixdorf shareholders €38.98 in cash plus 0.434 Diebold common shares per Wincor Nixdorf ordinary share.

On August 15, 2016, Diebold completed the takeover offer and delivered the takeover offer consideration to Wincor Nixdorf shareholders who validly tendered their Wincor Nixdorf ordinary shares in the takeover offer. In connection with the closing of the takeover offer, Diebold issued 9,928,514 of New Shares. At the closing, Diebold acquired (through Diebold Holding Germany Inc. & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) and a wholly owned subsidiary of Diebold), 22,876,760 Wincor Nixdorf ordinary shares, representing 69.15 percent of the total number of all issued Wincor Nixdorf ordinary shares inclusive of treasury shares (76.7 percent of all Wincor Nixdorf ordinary shares outstanding) in exchange for an aggregate takeover offer consideration of approximately $1,275.2 million, consisting of 1) €891.7 million in cash and 2) the New Shares (representing €49.93 or $55.74 per Wincor Nixdorf ordinary share, based on the closing price of Diebold common shares as of August 12, 2016 of $28.17), valuing Wincor Nixdorf at approximately €1.6 billion (approximately $1.8 billion based on an exchange rate of $1.1161 per euro).

Note 2-Basis of presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Diebold as of June 30, 2016 and Wincor Nixdorf as of March 31, 2016 and assumes the Acquisition occurred on June 30, 2016. Wincor Nixdorf’s fiscal year ends on September 30 and Diebold’s fiscal year ends on December 31. The pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days, as permitted by SEC rules and regulations. The unaudited pro forma condensed combined statements of operations were prepared using:

•
the historical audited statement of income of Diebold for the year ended December 31, 2015, and historical unaudited statement of operations of Diebold for the six-month period ended June 30, 2016; and

•
the historical audited consolidated statement of income of Wincor Nixdorf for the year ended September 30, 2015, and historical unaudited consolidated statement of income of Wincor Nixdorf for the six-month period ended March 31, 2016.

Diebold’s historical audited financial statements were prepared in accordance with GAAP and presented in millions of U.S. dollars. Wincor Nixdorf’s historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of euros. The historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined balance sheet and statement of operations have been rounded to millions, and certain reclassifications were made to align Wincor Nixdorf’s financial statement presentation with that of Diebold. Wincor Nixdorf’s historical audited financial statements were reconciled to GAAP, and the IFRS to GAAP adjustments are reflected in the “Wincor Nixdorf GAAP Adjustments” column as presented and discussed in the accompanying notes. Wincor Nixdorf’s historical audited financial statements, IFRS to GAAP adjustments and pro forma adjustments were translated from euros to U.S. dollars using the period-end rate of $1.1380 per euro for the unaudited pro forma condensed combined balance sheet as of March 31, 2016 and the historical average rate of $1.1487 and $1.0995 per euro during the year ended September 30, 2015 and the six-month period ended March 31, 2016, respectively, for the unaudited pro forma condensed combined statements of operations.

The Acquisition has been accounted for using the acquisition method of accounting under the provisions of ASC 805, with Diebold representing the accounting acquirer under this guidance. Accordingly, the historical consolidated financial statements have been adjusted to give effect to the impact of the offer consideration paid in connection with the Acquisition. In the unaudited pro forma condensed combined balance sheet, Diebold’s cost to acquire Wincor Nixdorf has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of what their respective fair values would be as of the date of the Acquisition. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value.

For purposes of the pro forma information presented herein, the fair value of Wincor Nixdorf’s identifiable tangible and intangible assets acquired and liabilities assumed is based on a preliminary estimate of fair value. Any excess of the purchase price and the noncontrolling interest over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the Acquisition. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, until certain valuations and other studies have reached a stage where there is sufficient information for definitive measurement. In addition, a preliminary review of IFRS to GAAP differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the Acquisition, management is in the process of conducting a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs that may be contemplated. Diebold and Wincor Nixdorf have been collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans is too uncertain to include in the unaudited pro forma financial statements.

The unaudited pro forma condensed combined statements of operations only shows net income (loss) from continuing operations attributable to Diebold, Incorporated.

Financing arrangement

In connection with the Acquisition, Diebold entered into a Credit Agreement, dated as of November 23, 2015 the Senior Credit Facility, as amended on December 23, 2015, May 6, 2016 and August 16, 2016 (as further amended, supplemented and otherwise modified), which is comprised of (1) $520.0 million of commitments under a revolving facility, or the Revolving Facility, which replaced our then existing revolving facility, of which $ 310 million has been drawn as of June 30, 2016, (2) a $230.0 million term loan A facility, or the Term Loan A Facility, which replaced our then existing term loan A facility, (3) a $250.0 million delayed draw term loan A facility, or the Delayed Draw Term Loan A Facility, and (4) term loan B facility which provides a $1,000.0 million tranche and a €350.0 million tranche, or the Term Loan B Facility, which we refer to collectively as the Acquisition Financing.

The Acquisition was financed with a combination of: (1) a portion of the proceeds from the issuance of $400.0 million 8.5% Senior Notes due 2024, or the Senior Notes and (2) a portion of the funds borrowed under the Term Loan B Facility. We used a portion of the net proceeds of the original notes, along with a portion of the cash proceeds from our sale of our North America electronic security business and borrowings under the Senior Credit Facility, to pay the cash portion of the takeover offer consideration and the purchase price for the Acquisition, refinance a portion of our and Wincor Nixdorf’s debt and the costs, fees and expenses incurred in connection with the Acquisition, and for general corporate purposes, including to pay hedging costs and for other settlements. On May 6, 2016, we borrowed fully the amounts available under the U.S. dollar-denominated tranche and the euro-denominated tranche provided by the Term Loan B Facility, which borrowings were funded into escrow and were used to fund a portion of the purchase price of the Acquisition. Upon the closing of the acquisition, the Acquisition Financing funds were no longer legally restricted and, therefore, released from escrow.

Note 3-Reclassifications

Historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined financial information have been rounded from thousands to millions and converted from euro to U.S. dollars using the period-end rate of $1.1380 per euro for the unaudited pro forma condensed combined balance sheet as of March 31, 2016 and the historical average rate of $1.1487 and $1.0995 per euro during the year ended September 30, 2015 and the six-month period ended March 31, 2016, respectively, for the unaudited pro forma condensed combined statements of operations. In addition, certain balances presented in the historical Wincor Nixdorf financial statements included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Diebold as indicated in the tables below:

Balance Sheet as of March 31, 2016

Item	Amount (in US$M)	Presentation in Wincor Nixdorf’s IFRS financial statements	Presentation in unaudited pro forma condensed combined financial information
Receivables from related companies	$5.1	Receivables from related companies	Other current assets
Finance lease receivables	$18.2	Trade receivables	Finance lease receivables
Reworkable service parts	$32.4	Reworkable service parts	Inventories
Investments accounted for using the equity method	$0.1	Investments accounted for using the equity method	Securities and other investments
Goodwill	$381.9	Intangible assets	Goodwill
Acquired intangibles	$33.1	Intangible assets	Property, plant and equipment
Current income tax liabilities	$51.4	Current income tax liabilities	Other current liabilities
Liabilities to related companies	$0.5	Liabilities to related companies	Other current liabilities
Advances received	$29.0	Advances received	Deferred revenue
Financial liabilities (current)	$77.6	Financial liabilities (current)	Notes payable
Payroll and other benefits liabilities	$96.2	Other accruals (current)	Payroll and other benefits liabilities
Other current liabilities	$111.0	Other accruals (current)	Other current liabilities
Payroll and other benefits liabilities	$40.2	Other current liabilities	Payroll and other benefits liabilities
Deferred revenue	$196.7	Other current liabilities	Deferred revenue
Trade payables	$0.1	Trade payables	Other long-term liabilities
Financial liabilities (noncurrent)	$64.5	Financial liabilities (noncurrent)	Long-term debt
Post-retirement and other benefits	$11.8	Other accruals (noncurrent)	Post-retirement and other benefits
Other long-term liabilities	$13.4	Other accruals (noncurrent)	Other long-term liabilities
Accruals for pensions and similar commitments	$98.6	Accruals for pensions and similar commitments	Pensions and other benefits
Subscribed capital of Wincor Nixdorf	$37.7	Subscribed capital of Wincor Nixdorf	Common shares
Other components of equity	$58.9	Other components of equity	Accumulated other comprehensive items, net

Statement of Income for the Year Ended September 30, 2015

Item	Amount (in US$M)	Presentation in Wincor Nixdorf’s IFRS financial statements	Presentation in unaudited pro forma condensed combined financial information
Net sales-Services	$1,436.8	Net sales	Net sales-Services
Net sales-Products	$1,351.1	Net sales	Net sales-Products
Cost of sales-Services	$1,212.9	Cost of sales	Cost of sales-Services
Cost of sales-Products	$1,076.9	Cost of sales	Cost of sales-Products
Administrative expenses	$(24.9)	Cost of sales	Selling and administrative expense
Foreign exchange (loss) gain, net	$(21.9)	Cost of sales (Services)	Foreign exchange (loss) gain, net
Foreign exchange (loss) gain, net	$(19.4)	Cost of sales (Products)	Foreign exchange (loss) gain, net
Results from equity accounted investments	$2.3	Results from equity accounted investments	Investment income
Investment income	$0.4	Finance income	Investment income
Interest expense	$1.3	Finance income	Interest expense
Finance costs	$(9.7)	Finance costs	Interest expense

Statement of Income for the Six-Month Period Ended March 31, 2016

Item	Amount (in US$M)	Presentation in Wincor Nixdorf’s IFRS financial statements	Presentation in unaudited pro forma condensed combined financial information
Net sales-Services	$716.7	Net sales	Net sales-Services
Net sales-Products	$722.5	Net sales	Net sales-Products
Cost of sales-Services	$568.9	Cost of sales	Cost of sales-Services
Cost of sales-Products	$530.1	Cost of sales	Cost of sales-Products
Administrative expenses	$(11.9)	Cost of sales	Selling and administrative expense
Foreign exchange (loss) gain, net	$(4.2)	Cost of sales (Services)	Foreign exchange (loss) gain, net
Foreign exchange (loss) gain, net	$(3.9)	Cost of sales (Products)	Foreign exchange (loss) gain, net
Results from equity accounted investments	$0.2	Results from equity accounted investments	Investment income
Investment income	$0.1	Finance income	Investment income
Interest expense	$1.4	Finance income	Interest expense
Finance costs	$(4.2)	Finance costs	Interest expense
Other operating result	$11.6	Other operating result	Miscellaneous, net

Note 4-Purchase price

At closing, Wincor Nixdorf shareholders who validly tendered their shares received the offer consideration in cash and common shares of Diebold that is the equivalent to €49.94 or $55.74 for each Wincor Nixdorf ordinary share (based on the closing price per share of Diebold common shares of $28.17 as of August 12, 2016). The purchase price reflected in the unaudited pro forma condensed combined financial information is based on 76.7 percent of all outstanding Wincor Nixdorf ordinary shares that were validly tendered in the offer. It is possible that Wincor Nixdorf shareholders who did not tender their shares in the offer may receive a different form and amount of consideration and may receive consideration on different dates.

For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2016, the preliminary estimate of the purchase price was calculated as follows (amounts in millions, except share data):

Wincor Nixdorf ordinary shares tendered at closing of the acquisition	22,876,760
Closing price per share of Diebold common stock on August 12, 2016	$28.17
Closing date exchange ratio	0.434
Equity consideration per share in U.S. dollars	$12.23
Cash per share portion of the purchase consideration	€38.98
Euro to US dollar exchange rate as of August 12, 2016	1.1161
Cash consideration per share in U.S. dollars	$43.51
Fair value of cash portion of the purchase consideration in U.S. dollars(1)	$995.4
Fair value of equity portion of the purchase consideration in U.S. dollars(2)	279.8
Total purchase price in U.S. dollars	$1,275.2
    (1)    The fair value of cash portion of the purchase consideration in U.S. dollars is calculated as follows (amounts in millions, except share data):

Cash consideration per ordinary share of Wincor Nixdorf	$43.51
Wincor Nixdorf ordinary shares tendered at closing of the acquisition	22,876,760
Total cash portion of the purchase consideration	$995.4

(2)    Based on 76.7 percent of all outstanding Wincor Nixdorf shares that were validly tendered in the offer, the fair value of equity portion of the purchase consideration     in U.S. dollars is calculated as follows (amounts in millions, except share data):

Wincor Nixdorf ordinary shares tendered at closing of the acquisition	22,876,760
Closing price per Diebold common shares on August 12, 2016	$28.17
Closing date exchange ratio	0.434
Equity consideration per share in U.S. dollars	12.23
Total equity portion of the purchase consideration	$279.8

See “The Transactions.” In accordance with ASC 805, the fair value of equity securities issued as part of the consideration paid has been measured on the closing date of the offer at the then-current market price.

The following is a summary of the preliminary allocation of the above purchase price and the fair value of the noncontrolling interest as reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2016 (amounts in millions):

Total purchase price	$1,275.2
Fair value of noncontrolling interest (1)	569.0
$1,844.2
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$519.4
Write-off of pre-existing Wincor Nixdorf goodwill and intangible assets	(414.0)
Adjusted net book value of assets acquired	105.4
Identifiable intangible assets at fair value	819.4
Increase property, plant, and equipment to fair value	119.6
Increase inventory to fair value	64.4
Decrease deferred revenue to fair value	37.5
Deferred tax adjustments	(270.8)
Fair value of assets and liabilities assumed excluding goodwill	875.5
Total goodwill	$968.7
(1)    The fair value of the noncontrolling interest in U.S. dollars is calculated as follows (amounts in millions, except share data):

Total consideration in cash and common shares of Diebold for each Wincor Nixdorf ordinary share tendered at closing of the acquisition	$55.7
Wincor Nixdorf ordinary shares not tendered at closing of the acquisition	10,208,288
Fair value of the noncontrolling interest	$569.0

The goodwill balance is primarily attributed to the assembled workforce, expanded market opportunities and cost and other operating synergies anticipated upon the integration of the operations of Diebold and Wincor Nixdorf. See Note 7 for a discussion of the methods used to determine the fair value of Wincor Nixdorf’s identifiable assets.

Note 5-IFRS to US GAAP adjustments

(a)
Reflects adjustments to reverse certain research and development costs capitalized under IFRS for hardware and fixed assets as a result of the application of GAAP. In accordance with IFRS, certain development costs can be capitalized for hardware and fixed assets which otherwise would be expensed under GAAP. The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2016 consist of a reduction in other intangible assets and its corresponding deferred tax liability, which resulted in a decrease to retained earnings. The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 consist of an increase to research, development and engineering expense and a reduction to income tax expense, and for the six-month period ended June 30, 2016 consist of a decrease to research, development and engineering expense and an increase to income tax expense.

Unaudited Pro Forma Balance Sheet Adjustments

As of June 30, 2016
Adjustments
(in millions)
Other intangible assets	$(1.0)
Deferred income taxes-noncurrent	$(0.3)
Retained earnings	$(0.7)

Unaudited Pro Forma Statement of Income Adjustments

	Adjustments	Adjustments
	Year ended December 31, 2015	Six-month period ended June 30, 2016
	(in millions)	(in millions)
Research, development and engineering expense	$1.2	$(0.2)
Income tax expense	$(0.4)	$0.1

(b)
Reflects adjustments to reverse accrued expenses for onerous contracts in which Wincor Nixdorf has recorded a provision on contracts for which the unavoidable costs of meeting the contractual obligations exceed the economic benefits expected to be received. Under GAAP, losses on firmly committed executory contracts typically are not recognized. The adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2016 consists of reductions in other current liabilities and other long-term liabilities, a decrease to the corresponding deferred tax assets (current and noncurrent), which resulted in the increase of retained earnings. The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 consist of a reduction in cost of sales-products and an increase to income tax expense, and for and the six-month period ended June 30, 2016 consist of an increase in cost of sales-products and a decrease to income tax expense.

Unaudited Pro Forma Balance Sheet Adjustments

As of June 30, 2016
Adjustments
(in millions)
Deferred income taxes (current asset)	$(3.2)
Other current liabilities	$(13.1)
Deferred income taxes (noncurrent liability)	$(0.8)
Other long-term liabilities	$(2.8)
Retained earnings	$13.5

Unaudited Pro Forma Statement of Income Adjustments

	Year ended December 31, 2015	Six-month period ended June 30, 2016
	Adjustments	Adjustments
	(in millions)	(in millions)
Cost of sales-products	$(13.6)	$0.9
Income tax expense	$4.1	$(0.3)

(c)
Reflects adjustments to reverse the impact of the discounting of long-term provisions as acceptable under IFRS. GAAP only allows the discounting of long-term provision when the aggregate amount of the liability and the timing of cash payments for the liability are fixed or determinable. The adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2016 consists of an increase to other long-term liabilities and a reduction to the corresponding deferred tax liability, which resulted in the decrease of retained earnings.

Unaudited Pro Forma Balance Sheet Adjustments

As of June 30, 2016
Adjustment
(in millions)
Deferred income taxes (long-term liability)	$(0.1)
Other long-term liabilities	$0.3
Retained earnings	$(0.2)

Unaudited Pro Forma Statement of Income Adjustments

	Year ended December 31, 2015	Six-month period ended June 30, 2016
	Adjustments	Adjustments
	(in millions)	(in millions)
Interest expense	$—	$0.3
Income tax expense	$—	$(0.1)

(d)
Reflects adjustments to the presentation of deferred income taxes as a result of the application of GAAP. In accordance with IFRS, on a jurisdictional basis, all deferred tax assets, or DTAs, and deferred tax liabilities, or DTLs, are netted together, and the net DTA or DTL is recorded on the balance sheet as a noncurrent DTA or DTL, respectively. Under GAAP, jurisdictional netting of DTAs and DTLs are performed on a current versus noncurrent basis. The following table reflects the adjustments to current and noncurrent DTAs and DTLs as a result of the application of GAAP.

Unaudited Pro Forma Balance Sheet Adjustments

	Adjustments (in millions)	Balance sheet classification
Current deferred tax assets	$35.5	Deferred income taxes (current assets)
Long-term deferred tax assets	$(44.7)	Deferred income taxes (noncurrent assets)
Current deferred tax liabilities	$(28.8)	Other current liabilities
Long-term deferred tax liabilities	$35.9	Deferred income taxes (liability)
Current deferred taxes (intra group transfers)	$13.3	Other current assets
Uncertain tax position liability	$4.3	Other assets (noncurrent)
Uncertain tax position retained earnings impact	$1.3	Retained earnings

(e)
Reflects the reversal of interest and the expected return on plan assets related to Wincor Nixdorf’s pension plan out of finance income/costs and allocated as a component of employee benefit cost to the following financial statement line items:

Unaudited Pro Forma Statement of Income Adjustments

	Year ended December 31, 2015	Six-month period ended June 30, 2016
	Adjustments	Adjustments
	(in millions)	(in millions)
Cost of sales-products	$0.2	$0.1
Selling and administrative expense	$0.1	$0.5
Research, development and engineering expense	$1.5	$0.1
Interest expense	$1.8	$0.7

(f)
Reflects an increase in pension expense related to an updated actuarial valuation prepared in accordance with GAAP. The difference between Wincor Nixdorf’s historical valuations under IFRS compared to GAAP is the classification of actuarial gains/losses from other comprehensive income to expense where the amount is above a 10 percent corridor. The adjustment is reflected in the following financial statement line items:

Unaudited Pro Forma Statement of Income Adjustments

	Year ended December 31, 2015	Six-month period ended June 30, 2016
	Adjustments	Adjustments
	(in millions)	(in millions)
Cost of sales-products	$0.2	$0.1
Selling and administrative expense	$0.1	$0.6
Research, development and engineering expense	$1.5	$0.1

Note 6-Conforming accounting policies

At this time, except for the adjustments noted in Note 5 to restate the financial statements of Wincor Nixdorf previously issued under IFRS to be consistent with GAAP and in Note 3 to reclassify certain balances presented in the historical financial statements of Wincor Nixdorf to conform their presentation to that of Diebold, Diebold is not aware of any material differences between the accounting policies of the two companies that will continue to exist subsequent to the application of purchase accounting. Diebold is in process of conducting a more detailed review of Wincor Nixdorf’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Wincor Nixdorf’s results of operations or reclassification of assets or liabilities to conform to Diebold’s accounting policies and classifications. As a result, Diebold may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.

Note 7-Unaudited pro forma condensed combined balance sheet adjustments

Purchase accounting adjustments:

(a)	Reflects $995.4 million, which represents the cash portion of the purchase price paid to Wincor Nixdorf common shareholders as calculated in Note 4.

(b)	Reflects adjustments to trade receivables of $(0.2) million and accounts payable of $(0.2) million for the elimination of intercompany activities between Diebold and Wincor Nixdorf.

(c)
Reflects an increase in book value for Wincor Nixdorf’s inventory balances of $64.4 million to reflect the estimated fair value of inventory, estimates of selling price, less cost to sell. The fair value estimate of inventory is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents its highest and best use. The final fair value determination for inventories may differ from this preliminary determination.

(d)
Goodwill is calculated as the difference of the fair value of the consideration paid plus the fair value of non-controlling interest in Wincor Nixdorf less the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. See Note 4 for the calculation of the amount of preliminary goodwill recognized in connection with the Acquisition.

(e)	Reflects identifiable intangible assets expected to be recognized in connection with the Acquisition consisting of the following (amounts in millions):

Description	Estimated fair value	Balance sheet classification
Customer relationships-Software	$325.5	Other intangible assets
Customer relationships-Systems / Services	346.0	Other intangible assets
Technology-Software	58.0	Other intangible assets
Technology-Systems	51.2	Other intangible assets
Trade name-Wincor Nixdorf	38.7	Other intangible assets
Total identifiable intangible assets	$819.4

The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Wincor Nixdorf’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return. The Wincor Nixdorf trade name and developed technology was valued using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

(f)	Reflects property, plant and equipment expected to be recognized in connection with the Acquisition consisting of the following (amounts in millions):

Description	Estimated fair value	Balance sheet classification
Land and land improvements	$12.6	Property, plant and equipment, net
Buildings and building equipment	92.5	Property, plant and equipment, net
Machinery, tools and equipment	49.7	Property, plant and equipment, net
Leasehold improvements	0.7	Property, plant and equipment, net
Computer equipment	68.3	Property, plant and equipment, net
Computer software	12.7	Property, plant and equipment, net
Tooling	17.0	Property, plant and equipment, net
Construction in progress	5.0	Property, plant and equipment, net
Total property, plant and equipment	$258.5

(g)
Reflects the fair value adjustment to deferred revenue of $37.5 million acquired from Wincor Nixdorf. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus a reasonable profit margin to perform services based on deferred revenue balances of Wincor Nixdorf as of March 31, 2015. The fair value adjustment to deferred revenue will reduce revenues during a period of time following the Acquisition; however, this adjustment has not been included in the pro forma condensed combined statement of operations, because the reduction in revenue is non-recurring in nature.

(h)
Reflects the adjustments to record an increase to deferred income tax liabilities of $270.8 million resulting from unaudited pro forma fair value adjustments for the assets acquired and liabilities assumed.

This estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in Wincor Nixdorf’s financial statements using a blended statutory tax rate of 29.0 percent. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

(i)
Reflects an adjustment of $519.4 million to eliminate Wincor Nixdorf’s historical shareholders’ equity, which represents the historical book value of Wincor Nixdorf’s net assets, as a result of the application of purchase accounting.

Reflects adjustments of $12.4 million and $267.4 million to common shares and additional paid-in capital, respectively, to reflect the issuance of 9,928,514 shares of Diebold common shares with a par value of $1.25 per share to satisfy the equity portion of the offer consideration pursuant to the offer, assuming a closing price of Diebold’s common shares on the NYSE on August 12, 2016 of $28.17 per share (refer to Note 4).

Reflects an adjustment of $569.0 million to record the noncontrolling interest at fair value. Subsequent to the closing of the acquisition, on August 16, 2016, the board of directors of the Company and the supervisory and management boards of Wincor Nixdorf approved the conclusion of a proposed domination and profit and loss transfer agreement, which we refer to as the Domination and Profit and Loss Transfer Agreement. Diebold and Wincor Nixdorf expect to execute the agreement after a meeting of shareholders of Wincor Nixdorf that is expected to vote on the Domination and Profit and Loss Transfer Agreement on September 26, 2016. Upon effectiveness and registration of the Domination and Profit and Loss Transfer Agreement, Wincor Nixdorf shareholders will be offered to elect either (1) to continue to hold their Wincor Nixdorf ordinary shares and receive an adequate fixed or variable annual guaranteed dividend or annual share of profit in the amount of the guaranteed dividend or (2) receive adequate cash compensation. The ultimate amount and timing of any future cash payments related to the Domination and Profit and Loss Transfer Agreement are uncertain. Noncontrolling interests with certain redemption features, such as put rights that are not within the control of the issuer, are considered redeemable noncontrolling interests. As the Domination and Profit and Loss Transfer Agreement will not be effective until approved by the German Federal Financial Supervisory Authority, the carrying value of the noncontrolling interest has been presented as a component of total equity. As of and for the period of time that the Domination and Profit and Loss Transfer Agreement is effective, the carrying value of the noncontrolling interest will be reclassified from total equity to redeemable noncontrolling interest and presented outside of equity in the consolidated balance sheet of Diebold.

Refer to “The Transactions- Domination and profit and loss transfer agreement” for additional information.

Financing adjustments:

(j)
The adjustment to cash and cash equivalents consists of $250.0 million to be drawn under the Delayed Draw Term Loan A Facility, net of an adjustment of $5.5 million to long-term debt for the incurrence of additional estimated deferred financings costs and reclassification of restricted cash to cash and cash equivalents. The adjustment to notes payable of $12.5 million reflects the amounts to be drawn under the Delayed Draw Term Loan A Facility that are expected to be repaid within one year. The adjustment to long-term debt reflects the addition of $237.5 million, net of $5.5 million of additional estimated deferred financings costs, of the long-term portion of the amounts to be drawn under the Delayed Draw Term Loan A Facility.

(k)
The adjustment to restricted cash of $827.6 million is comprised of the $1,823.0 million classified as restricted cash as of June 30, 2016, less the $995.4 million cash portion of purchase price paid at closing. The remaining restricted cash balance of $827.6 million has been reclassified to cash and cash equivalents at the closing date as it is no longer legally restricted

(l)
The adjustment to other current assets net reflects the fair value adjustment of $12.9 million related to the foreign currency exchange option and forward contracts that were entered into as party of the Acquisition Financing, which is not expected to have a recurring impact.

Note 8-Unaudited pro forma condensed combined statements of operations adjustments

Purchase accounting adjustments:

(a)	Reflects adjustments to service and product sales and cost of sales for the elimination of intercompany activities between Diebold and Wincor Nixdorf as follows (amounts in millions):

	For the year ended December 31, 2015	For the six-month period ended June 30,2016
Sales
Services	$(6.2)	$23.0
Products	$(0.3)	$—

Cost of sales
Services	$(1.5)	$(17.3)
Products	$(0.1)	$—

(b)
Reflects an adjustment to products cost of sales of $64.4 million for the year ended December 31, 2015 , which represents the fair value inventory adjustment based upon the anticipated inventory turnover.

(c)
Reflects adjustments of $89.2 million and $44.3 million for the year ended December 31, 2015 and for the six-month period ended June 30, 2016, respectively, which represents an increase to amortization expense related to the fair value of identified intangible assets with definite lives. The following table shows the pre-tax impact on the impacted financial statement line items (amounts in millions, except for useful life data):

				Amortization expense
Description	Estimated useful life	Estimated fair value	Year ended December 31, 2015	Six-month period ended June 30, 2015
Technology-Software	5	$58.0	$11.6	$5.8
Technology-Systems	5	$51.2	10.2	5.1
Amortization expense			21.8	10.9
Less: Wincor Nixdorf historical amortization in product cost of sales			(6.2)	(2.2)
Additional amortization expense to product cost of sales			$15.6	$8.7
Customer relationships-Systems / Services	10	$346.0	$34.6	$17.3
Customer relationships-Software	10	$325.5	32.6	16.3
Trade name-Wincor Nixdorf	4	$38.7	9.7	4.8

Amortization expense			76.9	38.4
Less: Wincor Nixdorf historical amortization in selling and administrative expense			(2.8)	(1.3)
Additional amortization expense to selling and administrative expense			$74.1	$37.1
Elimination of historical amortization expense within research, development and engineering expense			$(0.5)	$(1.5)
Total step up in amortization expense			$89.2	$44.3

Preliminary estimated future amortization expense, based upon Diebold’s newly acquired intangible assets at December 31, 2015, is as follows (amounts in millions):

Year ending December 31,	Amount
2016	$98.7
2017	98.7
2018	98.7
2019	98.7
2020	98.7
Thereafter	325.9
Total	$819.4

(d)
Reflects adjustments of $(6.3) million and $(2.0) million for the year ended December 31, 2015 and for the six-month period ended June 30, 2016, respectively, which represents a decrease to depreciation expense related to the fair value of property, plant and equipment. The following table shows the pre-tax impact on the impacted financial statement line items (amounts in millions, except for useful life data):

			Depreciation expense
Description	Estimated useful life	Estimated fair value	Year ended December 31, 2015	Six-month period ended June 30, 2015
Land	19	$12.0	$—	$—
Buildings and building equipment	30	$92.5	3.1	1.5
Machinery, tools and equipment	5	$48.3	9.7	4.9
Leasehold improvements	6	$0.6	0.1	—
Computer equipment	4	$68.3	19.5	9.8
Lab and transportation equipment	4	$1.4	0.3	0.2
Computer software	3	$12.7	5.0	2.5
Tooling	3	$17.0	5.6	2.9
Construction in progress	N/A	$5.0	—	—
Depreciation expense			43.3	21.8
Less: Wincor Nixdorf historical depreciation of property, plant and equipment			(49.6)	(23.8)
Total incremental in depreciation expense			$(6.3)	$(2.0)

(e)
Reflects an adjustment to selling and administrative expense of $(3.2) million and $(36.2) million for the year ended December 31, 2015 and for the six-month period ended June 20, 2016, respectively, which represents the elimination of direct and incremental advisory, legal and accounting expenses incurred by both Diebold and Wincor Nixdorf as a result of the Acquisition, which are not expected to have a continuing impact on the results of operations.

(f)
Reflects adjustments to income tax benefit of $43.3 million and $22.1 million for the year ended December 31, 2015 and for the six-month period ended June 20, 2016, respectively, to reflect the tax effect of the unaudited pro forma adjustments based on an estimated blended statutory tax rate of 29.0 percent. Because the tax rate used for these unaudited pro forma financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the Acquisition and those differences may be material.

(g)
Reflects adjustments of $37.2 million and $17.8 million for the year ended December 31, 2015 and for the six-month period ended June 20, 2016, respectively, to record the guaranteed dividend that Diebold will be obligated to pay to the noncontrolling shareholders of Wincor Nixdorf pursuant to the terms of the Domination and Profit and Loss Transfer Agreement. The guaranteed dividend is recognized ratably during the applicable period. The guaranteed dividends in U.S. dollars are calculated as follows (amounts in millions, except share data):

	Year Ended December 31, 2015	Six-month period ended June 30, 2016
Wincor Nixdorf ordinary shares held by noncontrolling shareholders at closing of the Acquisition	10,208,228	10,208,228
Guaranteed dividends pursuant to the terms of the Domination and Profit and Loss Transfer Agreement	€3.17	€3.17
Euro to US dollar average exchange rate for the year ended December 31, 2015 and for the six-month period ended June 30, 2016	$1.1487	$1.0995
Total guaranteed dividends	$37.2	$17.8

Refer to note 7(i) for additional information.

(h)
The weighted average shares outstanding used to compute basic and diluted net earnings per share for the year ended December 31, 2015 and for the six-month period ended June 30, 2016 have been adjusted to give effect to the issuance of 9,928,514 Diebold common shares to satisfy the equity portion of the offer consideration pursuant to the Acquisition as if such issuances had occurred on January 1, 2015.

Financing adjustments:

(i)
Reflects the following adjustments to interest expense resulting from the Acquisition Financing as well as the expected refinancing of Wincor Nixdorf’s outstanding indebtedness at the time of closing ($115.9 million for the year ended December 31, 2015 and $56.0 million for the six-month period ended June 30, 2016) and the refinancing of Diebold’s existing indebtedness ($2,313.0 million as of June 30, 2016). As a result of these financing activities, the unaudited pro forma condensed combined statements of operations reflect: (1) increase to interest expense of $127.9 million for the year ended December 31, 2015 and $64.3 for the six-month period ended June 30, 2016, reflecting estimated interest expense and commitment fees associated with the Acquisition Financing, (2) increase to interest expense reflecting amortization of estimated deferred financing costs and commitment fees of $9.3 million for the year ended December 31, 2015 and $4.5 million for the six-month period ended June 30, 2016, associated with the establishment of the financing and replacement facilities, (3) the elimination of $3.9 million related to the payment of a make-whole premium related to the extinguishment of Diebold’s historical indebtedness and (4) the elimination of $21.3 million of estimated interest and amortization expense related to Wincor Nixdorf’s and Diebold’s existing indebtedness for the year ended December 31, 2015 and $8.9 million for the six-month period ended June 30, 2016, that are expected to be refinanced as part of the Acquisition. The following tables show the assumed interest expense, interest rates and terms of the financing and replacement facilities obtained by Diebold based on the terms of the Acquisition Financing at the prevailing rates at the date of filing (amounts in millions):

		For the year ended December 31, 2015
	Acquisition financing borrowing (i)	Interest expense	Commitment fee on undrawn portion	Deferred cost amortization (ii)	Total increase to interest expense (iii)
Revolving Credit Facility	$310.0	$7.8	$0.5	$0.9	$9.2
Term Loan A	230.0	5.7	—	0.9	6.6
Delayed Draw Term Loan A	250.0	6.1	—	0.2	6.3
Term Loan B	1,399.1	73.7	—	5.9	79.6
Senior Notes	400.0	34.6	—	0.9	35.5
	$2,589.1	$127.9	$0.5	$8.8	$137.2

		For the six-month period ended June 30, 2016
	Acquisition financing borrowing (i)	Interest expense	Commitment fee on undrawn portion	Deferred cost amortization(ii)	Total increase to interest expense(iii)
Revolving Credit Facility	$310.0	$3.9	$0.1	$0.4	$4.4
Term Loan A	230.0	2.9	—	0.5	3.4
Delayed Draw Term Loan A	250.0	3.1	—	0.1	3.2
Term Loan B	1,399.1	37.1	—	3.0	40.1
Senior Notes	400.0	17.3	—	0.4	17.7
	$2,589.1	$64.3	$0.1	$4.4	$68.8

(i)    Reflects actual allocation of the debt.
(ii)    Represents the straight-line amortization (which approximates the effective interest method) of debt issuance costs and debt discount related to the original notes over a five     year period for the Revolving Facility, Term Loan A Facility and the Delayed Draw Term Loan A Facility; seven-year period for the Term Loan B Facility; and eight-year     period for the notes.
(iii)    The blended interest rate for borrowings under the Senior Credit Facility and the original notes is approximately 5.7 percent.

A 1/8th percent increase in the assumed rates would result in an aggregate increase to the above noted interest expense of $3.3 million for the year ended December 31, 2015 and $1.6 million for the six-month period ended June 30, 2016.

(j)
The adjustment to miscellaneous, net reflects the fair value adjustment of $7.0 million for the year ended December 31, 2015 and $12.9 million for the six-month period ended June 30, 2016 related to the foreign currency exchange option and forward contracts that were entered into in connection with the Acquisition Financing, which are not expected to have a continuing impact on the results of operations.

(k)
Reflects adjustments to income tax benefit of $35.6 million for the year ended December 31, 2015 and $20.0 million for the six-month period ended June 30, 2016, to reflect the tax effect of the financing adjustments based on an estimated blended statutory tax rate of 29.0 percent. Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the effective rate in periods subsequent to the completion of the Acquisition and those differences may be material.